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TABLE OF CONTENTS

Standard of Conduct	3

Reporting Code Violations	3

Code of Ethics	5

Who is subject to the Code of Ethics?	5

Covered Accounts	5

Non-Reportable Accounts	6

Personal Securities Transactions	7

Designated Officers	7

Reportable Transactions (which do not require pre-clearance)	8

Personal Trading Restrictions and Prohibited Activities	9

Exceptions to Code Restrictions	10

Certification Requirements	10

Reporting Requirements	10

Summary of Reporting Obligations	11

Sanctions	12

Communications with Disinterested Trustees and Outside Directors	12

Japan Supplement	13

Outside Activities	13

Guidelines	14

Approval Process	15

Gifts and Business Entertainment	15

Gifts	15

Business Entertainment	16

Political Contributions	18

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Other Policy Highlights	19

Policy Against Bribery and Corruption	19

Privacy Policies	20

Glossary of Terms	21

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STANDARD OF CONDUCT

All of us at Dimensional are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we should adhere to the spirit as well as the letter of the law. Dimensional’s Code of Ethics (the “Code”) is designed to help ensure that our actions are consistent with these high standards.

The Code has been adopted by Dimensional pursuant to SEC Rules with the objectives of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents filed with relevant global regulatory agencies and in other public communications made by Dimensional;

•	compliance with applicable governmental laws, rules, and regulations;

•	the prompt internal reporting of violations of the Code to the Global Chief Compliance Officer (“Global CCO”) and the Deputy Chief Compliance Officer (“Designated Officer”); and

•	accountability for adherence to the Code.

Adherence to the Code is a basic condition of employment. Whether or not a specific situation is addressed, employees must conduct themselves in accordance with its general principles and in a manner that is designed to avoid any actual or potential conflicts of interest. Failure to comply could result in disciplinary action, up to and including termination.

Reporting Code Violations

Dimensional is committed to fostering a culture of compliance. If you have any questions or concerns, or become aware of a violation or potential violation of the Code, you are required to report the matter to one of the following:

•	The Global CCO and/or Designated Officer

•	General Counsel or

•	a member of the Ethics Committee

The Global CCO will receive reports on all violations of the Code reported to a Designated Officer and/or a member of the Ethics Committee.

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Employees have the option of reporting compliance-related matters on a confidential basis through the Compliance Reporting System (“CRS”), or email Compliance@dimensional.com.

Retaliation against any employee for reporting compliance related issues is cause for appropriate corrective action up to and including termination of the retaliating employee.

General Code or Standard of Conduct questions should be directed to your local Compliance Team members.

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CODE OF ETHICS

Who is subject to the Code of Ethics?

The Code applies to all Dimensional employees, directors/trustees, officers and general partners, all of whom have been designated as Access Persons. In addition, certain provisions of the Code also apply to Immediate Family Member(s) living in the same household.

Other restrictions on personal investment transactions may also be applied to temporary personnel (i.e., interns, contractors or consultants), whose tenure exceeds ninety (90) days and/or who are deemed to have access to nonpublic systems.

Covered Accounts

All Access Persons are required to report all investment accounts (i.e., Covered Accounts) with which they, their spouse, domestic partner, child or any other Immediate Family Member maintain an account in which they have Beneficial Ownership or interests. Covered Accounts include but are not limited to the following:

•	Brokerage Accounts	•	Discretionary Accounts[1]	•	Employee Stock Compensation Plans

•	Retirement Accounts	•	Transfer Agent Accounts	•	UTMAs or UGMAs
(IRAs or local equivalent)

•	Mutual Fund Accounts (i.e., collective investment schemes)	•	529 accounts, in which you direct investments in Dimensional Managed Funds	•	Contract for Difference Accounts (CDAs)

•	Self-Invested Personal Pension (SIPPs) (UK specific)	•	Superannuation Accounts (managed, SMSF or Super Wrap, e.g., IOOF) (Australia specific)	•	Nippon (Japan) Individual Savings Account (NISA) (Japan specific)

•	Stock & Shares ISAs (UK specific)	•	Wrap Accounts (Australia specific)

[1]	Discretionary Accounts must be disclosed and supporting documentation must be provided to Compliance.

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Non-Reportable Accounts

Employees do not need to report the following accounts as Compliance has independent access to these records for monitoring and verification purposes:

•	Dimensional 401(k) account (or local equivalent);

•	Dimensional Health Savings Accounts (HSAs);

•	Dimensional Managed Fund accounts established through Fund Operations; and

•	If applicable, holdings in Dimensional’s privately issued shares.

Although these accounts do not need to be reported, investment activities in these accounts must comply with the standards of conduct embodied in the Code.

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Personal Securities Transactions

All Access Persons (other than Disinterested Trustees and directors of the Advisors who are not officers or employees of Dimensional) must pre-clear their personal securities transactions in covered securities prior to execution. This also applies to transactions by any Immediate Family Member of the Access Person.

All personal securities transaction reports and requests for pre-clearance must be processed through the CRS, a web-based compliance system. Compliance will evaluate and review each pre-clearance transaction request and notification will be provided to employees through the CRS, in a timely manner.

Pre-clearance approval is valid for T+1 (i.e., market orders), from the time of approval.

Covered securities2 include but are not limited to the following:

•	Stocks/Shares (common, preferred or restricted)	•	Derivatives[2] (options, futures, forwards, CDA trades, etc.)	•	Private Placements[2] (documentation must be provided)

•	Closed-End Funds and REITs	•	Warrants & Rights	•	Convertible Securities

•	Voluntary Corporate Actions	•	Depository Receipts (ADRs or GDRs)	•	Limited Partnerships and limited liability company interests[2]

•	Fixed Income Securities (excluding certain Sovereign Government issuances)[2]	•	Exchange Traded Funds (ETFs) must be pre-cleared if the value of the transaction is >$10,000 (USD)	•	Dimensional Advised or Sub-advised Exchange Traded Funds (ETFs) must be pre-cleared

In addition, Access Persons are required to provide confirmations (or the local equivalent) for each approved and executed transaction.

Designated Officers

Designated Officers (other than the Global CCO) are required to receive prior written approval of their personal securities transactions from Dimensional’s Global CCO. The Global CCO is required to receive prior approval of his personal securities transactions from one of the Dimensional Co-Chief Executive Officers.

[2]	Transactions in certain types of securities may require additional analysis. Example: An Access Person may not purchase a private placement unless approved by the Global CCO or Designated Officer. Approval would be based upon a determination that the investment opportunity was not being offered to the Access Person due to their employment with Dimensional, along with other relevant factors. Each pre-clearance is reviewed on a case-by-case basis. Covered securities do not include Exempt Securities.

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Reportable Transactions (which do not require pre-clearance)

All Access Persons must report security transactions in the following:

•	Dimensional Managed Funds (through a third party service provider or financial advisor);

•	Investments in 40-Act Funds sub-advised by Dimensional;

•	529 Accounts that hold or are exclusively made up of Dimensional Funds;

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•	Exchange Traded Funds (ETFs)[3], other than Dimensional-advised or sub-advised ETFs, where the principal value of the transaction is less than USD $10,000; and

•	Automatic Investment Plans (including dividend reinvestment plans) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

Personal Trading Restrictions and Prohibited Activities

The Code prohibits certain transactions (purchase or sale) in covered securities:

•	Initial public offering (IPO) investments;

•	Short selling of securities;

•	Securities that are subject to firmwide restriction; and

•	Transactions in a security while in possession of insider information (reference the Global Insider Trading Policy, the Singapore Supplemental Insider Trading Policy, and the Japan Insider Trading Management Policies), is unethical and illegal and will be dealt with decisively if it occurs.

All employees are prohibited from executing personal investment transactions with individuals with whom business is being conducted on behalf of certain institutional clients. Therefore, Compliance may request the name of the account contact (or agent), before processing the pre-clearance request.

Blackout Period Restriction

•	A pre-clearance request involving a covered security will be denied if Dimensional has traded in the same or equivalent security within the past seven (7) calendar days, and the pre-clearance is in an amount over USD $10,000. Please note that transactions in an amount less than USD $10,000 must be pre-cleared and reported.

•	Compliance will monitor trading activity for seven (7) calendar days following the pre-clearance approval date for conflicts of interest on non-Discretionary Accounts.

[3]	Post-trade review will be performed and all other Code provisions will still apply, such as the sixty (60) day profit restriction.

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Short Term Trading Restrictions

•	Access Persons cannot profit from the purchase and sale (or sale and purchase) of the same or equivalent security within sixty (60) calendar days.

•	Gains are calculated based on a last-in, first-out (LIFO) method.

Excessive Trading of Dimensional Managed Funds

Employees are prohibited from engaging in excessive trading of any Dimensional Managed Funds, in order to take advantage of short-term market movements. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

ETFs for which Dimensional Serves as Advisor or Subadvisor

Employees with knowledge of the composition of the underlying ETF constituents are prohibited from using such information or from disclosing such information to any other person, except as authorized in the course of their employment, until such information is made public.

Exceptions to Code Restrictions

In cases of hardship, the Global CCO or Designated Officer may grant an exception (or waiver) to the personal trading restrictions of the Code. The decision will be based on a determination that a hardship exists and the transaction for which the exception (or waiver) is requested would not result in a conflict with our clients’ interests or violate any other policy embodied in the Code. Any exception (or waiver) will be evidenced in writing and will be reported to the Ethics Committee.

Certification Requirements

All employees are required to complete a Code of Ethics Acknowledgement Form upon commencement of their employment with Dimensional, and annually thereafter, to acknowledge and certify that they have received, reviewed, understand and shall comply with the Code. In addition, all material amendments to, or any new interpretations of the Code, shall be conveyed to employees (which may include temporary personnel) and require their acknowledgment of receipt and understanding of the amendments or interpretations.

Reporting Requirements

All Access Persons’ personal securities transactions and holdings reports will be reviewed by Compliance. The records and reports created or maintained pursuant to the Code are intended solely for internal use and are confidential unless required to be disclosed to a regulatory or governmental agency.

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Summary of Reporting Obligations

New Hires[4]	Access Persons	All Employees
Upon joining the firm (Due in 10 calendar days)	Quarterly (Due 30 calendar days after the quarter)	Annually (Due 45 calendar days after each calendar year)

New Hire Questionnaire (Disciplinary Action Disclosure)	Code of Ethics Certification	Annual Compliance Questionnaire

Initial Holdings Report (include private placements)	Quarterly Transactions and Holdings Report (even if you did not make a personal transaction)	Annual Holdings Certification & Quarterly Transaction Report

Provide Covered Account statement(s) (current, within 45 days prior to start date)		Covered Account(s) Certification

Code of Ethics, Insider Trading and Compliance Manual Acknowledgements		Code of Ethics, Insider Trading and Compliance Manual Acknowledgements

[4]	Access Persons who fail to submit the Initial Holdings Report/Questionnaire within ten (10) calendar days of their employment start date will be prohibited from engaging in any personal securities transaction until such report is submitted, and may be subject to other sanctions.

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New Accounts

All Access Persons must promptly report any new Covered Account for themselves, their spouse, domestic partner, child or any other Immediate Family Member. Unless the account has been reported, no personal securities transactions can occur within the account.

The U.S. Compliance Team will send a standard letter to US broker-dealer(s) or bank(s), requesting duplicate statements and confirmations. However, it is the employee’s responsibility to ensure that duplicate statements and confirmations (or the local equivalent) are provided promptly. Confirmations should be provided within ten (10) calendar days.

Sanctions

Depending on the severity of the infraction, you may be subject to sanctions for violating the Code of Ethics and related personal trading controls (e.g., failing to pre-clear transactions, reporting accounts, and submitting statements and/or initial, quarterly and annual certification forms). Sanctions may include but are not limited to:

•	verbal or written warnings,

•	letters of reprimand,

•	suspension of personal trading activity,

•	disgorgement and forfeiture of profits,

•	suspension, and/or

•	termination of employment

Repeated immaterial violations will be communicated to your supervisor, Department Head and the Global CCO for corrective action. Material violations will be escalated to the Ethics Committee and subsequently reported to the Board of Directors of Dimensional and other sub-advised boards as required.

Communications with Disinterested Trustees and Outside Directors

Dimensional attempts to keep directors/trustees informed with respect to Dimensional’s investment activities through reports and other information provided to them in connection with board meetings and other events. However, it is Dimensional’s policy not to communicate specific trading information and/or

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advice on specific issues to Disinterested Trustees and Outside Directors unless the proposed transaction presents issues on which input from the Disinterested Trustees or Outside Directors is appropriate (i.e., no information is given regarding securities for which current activity is being considered for clients). Any information requests by Disinterested Trustees or Outside Directors should be reported to General Counsel or the Global CCO.

Disinterested Trustees are not subject to the reporting requirements except to the extent the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) days immediately before or after the Disinterested Trustee’s transaction in a Covered Security, a U.S. Mutual Fund purchased or sold the covered security, or an Advisor considered purchasing or selling the covered security for a U.S. Mutual Fund.

Japan Supplement

Pursuant to local rules and regulations, Japanese employees have additional restrictions on personal trading (see the Japanese Code of Ethics Addendum).

OUTSIDE ACTIVITIES

Certain types of outside business activities may cause a conflict of interest or an appearance of a conflict of interest. There is no absolute prohibition on a Dimensional employee participating in certain outside activities such as charitable foundations and endowments, provided your participation does not present a conflict of interest and you comply with the Code. For example, serving on the board of directors of a publicly-traded company presents clear potential for a conflict of interest, while serving on a board of directors of a charitable organization generally does not. However, as a practical matter there may be circumstances in which it would not be in Dimensional’s best interest to allow an employee to participate in activities with an outside organization, even if the employee’s participation did not violate Dimensional’s policies and procedures (such as whether the activity would absorb a good part of the employee’s time, potentially affecting their performance at Dimensional).

It is impossible to anticipate every conflict of interest that may arise, but activities with outside organizations should be limited to those that either do not present or have the least potential of presenting conflicts of interest. As a result, Dimensional requires that outside business and charitable activities must be approved by your supervisor and Compliance prior to the acceptance of such a position (or if you are new, upon joining the firm).

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Guidelines

Serving on the Boards of Public Companies

•	As a general matter, directorship or (an equivalent position) in an unaffiliated public company (or companies reasonable expected to become public companies) will not be authorized because of the potential conflicts.

•	If you wish to accept a directorship or (an equivalent position), you must obtain prior approval from the Boards of Directors of the Dimensional entities in which you are an employee and/or an officer.

Activities with a private organization

•	If you wish to be involved with a private organization (non-Dimensional) in an official capacity (officer, directorship or an equivalent position), you must obtain approval from the Co-CEOs and the Global CCO.

Activities with a non-profit organization

•	If you wish to be involved with a non-profit organization in an official capacity (directorship or an equivalent position), you must notify Compliance in writing as further approval may be required.

Compensation

•	If you receive compensation from an outside organization, you must obtain prior written approval from your supervisor and Compliance.

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Approval Process

Outside activity requests will be evaluated on a case-by-case basis and approval will be granted only if it is determined that the activity does not present a significant conflict of interest. Obtain written approval from your Supervisor with the activity details and copy your local Compliance Team Designee(s). If any additional information is required, Compliance will reach out to you.

In instances where you receive authorization to serve as a director on an outside organization, you are expected to refrain from any direct (or indirect) involvement in the consideration by a Dimensional client of any purchase or sale for securities of that outside organization (or any affiliates of the outside organization) for which you serve as a director.

GIFTS AND BUSINESS ENTERTAINMENT5

Employees who accept or provide gifts or entertainment (including business entertainment) relating to Dimensional business must comply with regulatory requirements, Dimensional’s business practices, and the Code. The giving (or accepting) of gifts and entertainment may create (or appear to create) a conflict of interest and place Dimensional or a client in a difficult or embarrassing position. Therefore, embarrassing gifts should never be given (or accepted), and you always should use your best judgment when giving (or accepting) any gift or entertainment to determine whether it is appropriate.

Under certain circumstances, Section 17(e)(1) of the 1940 Act may prohibit Dimensional’s Fund Advisory Personnel from accepting gifts and entertainment from Broker Donors. Accordingly, Dimensional has adopted additional restrictions that apply when Broker Donors offer gifts and entertainment to Authorized Traders. If you are a member of Fund Advisory Personnel, you must comply with these additional restrictions.

Gifts

In general, you may give (or accept) gifts that do not exceed the annual aggregate amount of USD $100 (or the local currency equivalent). However, you must be mindful that some clients (or prospective clients) may be subject to additional regulatory restrictions or prohibitions on the acceptance of gifts or entertainment and may have to comply with related disclosure requirements. Therefore, you should inquire about any restrictions or disclosure requirements, prior to giving any gifts (or providing business entertainment).

[5]	The giving (or accepting) of all Gifts and Business Entertainment must be reported and logged promptly. Contact a member of your local Compliance Team. US employees refer to the designee(s) list on Be.Dimensional.

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Gifts include logo items (e.g., pens, hats, etc.), tickets for events, gift baskets, meals and transportation.

This policy does not apply to gifts or charitable donations made by you outside the scope of your responsibilities with Dimensional.

Gift Restrictions

•	You may not give (or accept) gifts in excess of USD $100 (or the local currency equivalent).

•	You may not give (or accept) gifts in the form of cash or cash equivalents.

•	Gifts valued in excess of USD $100 must be reported to Compliance and returned unless an exception is granted by the Global CCO or Compliance Designee.

•	No exceptions will be granted for gifts subject to FINRA’s USD $100 gift limit.

If you are a member of Fund Advisory Personnel, you must also comply with the following restrictions:

•	You may not accept any gifts from Broker Donors except gifts of de minimis value, such as non-lavish, logoed items or gifts of less than $25 in reasonably estimated value. If you have a long-standing personal relationship with a Broker Donor, you may attend a non-business, social event hosted by the Broker Donor, or accept a non-de minimis gift or entertainment greater in value than USD $25 from the Broker Donor if the event, gift, or entertainment is pre-approved first by your supervisor and then Compliance. You must report all gifts from Broker Donors regardless of value.

Business Entertainment

Business entertainment includes any event, meal or activity whose primary purpose is business and is offered by and attended by a person who has (either directly or through their employer or affiliate) a current or prospective business relationship with Dimensional. This also includes instances where a Dimensional employee is offering the event, meal or activity on behalf of a current or prospective Dimensional client or vendor.

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Providing Business Entertainment

You may provide business entertainment as long as it is appropriate and reported in writing to your supervisor. Business entertainment provided to a current or a prospective client or vendor will be overseen by your supervisor through the Dimensional expense reporting and approval process. If the business entertainment exceeds USD $100 per person, you will need to provide a written explanation along with the name of the client, business vendor or organization.

Receiving Business Entertainment6

You may receive business entertainment as long as it is appropriate and reported in writing to your supervisor. If the estimated value of the business entertainment you receive is expected to exceed USD $100 per person, you will need to report the event in writing to the head of your department. Certain types of business entertainment will require pre-approval by your department head. These include:

•	Attending business related events with an expected value in excess of USD $100 per person (or the local equivalent);

•	Meals or events in which family members or friends are present; and

•	Attending meals or events in which five (5) or more Dimensional employees are in attendance.

If you are a member of Fund Advisory Personnel, you must also comply with the following restrictions:

•	You may not accept entertainment (such as sporting events) from Broker Donors. You may accept business meals from Broker Donors of less than USD $100 in anticipated value, and you must report those meals to your supervisor and Compliance. You may accept business meals from Broker Donors of greater than USD $100 in anticipated value provided you first pre-clear the meal with your supervisor and Compliance.

Unions and Union Officials

Special reporting rules apply when Dimensional employees furnish any gift or entertainment in excess of USD $250 in any calendar year to labor unions, union officials, agents or consultants of a Taft-Hartley plan. Please report all gifts or entertainment involving a union or union official to either Legal or Compliance. If applicable, Legal will be responsible for filing the required LM-10 form with the Department of Labor.

[6]	If the person (or entity) paying for the entertainment does not have a representative in attendance, the event constitutes as a gift and is subject to the gift restrictions.

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Supplemental Policies

•	U.K. Supplemental Gift & Business Entertainment Policy

•	Japan Addendum to Gift and Entertainment

POLITICAL CONTRIBUTIONS

The U.S. Securities and Exchange Commission’s political contribution regulation, known as the “pay to play” rules7, limits contributions8 by investment advisers and certain of their employees to certain Covered Government Officials. In addition, Dimensional is subject to a variety of Federal, state and local restrictions regarding political contributions, as well as contractual restrictions between Dimensional and certain clients.

Although Dimensional encourages civic and community involvement by its directors, officers and employees, Dimensional desires to avoid any situation that could curtail Dimensional’s current business or business prospects, raise potential or actual conflicts of interest, or create an appearance of impropriety in the context of Dimensional’s business relationships. Accordingly, all contributions by a director, officer, employee or Immediate Family Member of a director, officer or employee of Dimensional (each a “Contributor”), must be made on the Contributor’s behalf, entirely voluntary, and should not be in an amount (determined by Contributor taking into account the Code) that is likely to influence a candidate’s judgment regarding any continued or future business with Dimensional.

Specifically, this policy prohibits a Contributor from making political contributions when the solicitation or request for such contributions implies that continued or future business with Dimensional depends on making such contributions. Similarly, no contributions should be made that create the appearance that Dimensional stands to benefit in its business relations because of the Contributor’s contribution. If a Contributor is unsure if a particular political contribution would be in compliance with this policy, they should consult Dimensional’s U.S. Legal and/or Compliance Department.

[7]	Rule 206(4)-5
[8]	Contributions include, but are not limited to, monetary contributions, gifts and loans (including in-kind contributions, such as donation of goods or services).

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More specifically, the following actions are prohibited:

•	Contributors are prohibited from making political or charitable contributions for the purpose of obtaining or retaining potential or existing public entity clients;

•	Contributors are prohibited from making any contributions that create the appearance that Dimensional stands to benefit in its business relations because of such contribution; and

•	Contributors from Dimensional’s non-U.S. based advisor affiliates are prohibited from making any political contributions to Federal, state or local candidates for elective office in the United States.

In order to prevent an inadvertent violation of the “pay to play” rules, Contributors are prohibited from making political contributions, with the exception of contributions to incumbent candidates for Federal offices, without prior approval from the Global CCO to any of the following:

•	Covered Government Officials

•	Political Action Committees (PACs)

Requests for approval of political contributions must be submitted through the CRS and cannot exceed Federal, state or client limitations. Dimensional’s Compliance Department will be responsible for maintaining the required books and records associated with employee political contributions to ensure the reports are kept confidential. In addition, Dimensional’s Global CCO or a Chief Executive Officer may grant exceptions to the contribution limitation on a case-by-case basis. Violations of this policy will not necessarily be deemed to be violations of the “pay to play” rules; all violations of this policy will be discussed by Dimensional’s Global Legal and Compliance Officers in making that determination. If you have any questions about the policy, please contact the U.S. Legal and/or Compliance Department.

OTHER POLICY HIGHLIGHTS

Policy Against Bribery and Corruption

Dimensional employees are prohibited from giving, offering or promising anything of value to a non-U.S. Government official with the intent to improperly obtain (or retain) any advantage.

For a full explanation of the policy, please refer to the Bribery and Corruption Policy and the supplemental policies for the following:

•	Anti-Corruption Policy (U.K.)

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Privacy Policies

You should be aware of your local privacy policies, Dimensional Privacy Policy and Procedures, Dimensional Fund Advisors Ltd., Australian Supplemental Privacy Policy Statement and the Singapore Supplemental Privacy Policy. Information concerning Dimensional’s clients that you acquire in connection with your employment at Dimensional is proprietary. As an employee, contractor or consultant you have access to computers, systems and corporate information in order to do your job. This access means that you have an obligation to use these systems responsible and follow company policies to protect information and systems.

You are prohibited from sending or forwarding sensitive or confidential data to your personal email address.

If you have any general questions about the Code, please contact a member of your local Compliance Team.

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GLOSSARY OF TERMS

The following definitions apply to the bold terms used throughout the brochure:

1940 Act means the Investment Company Act of 1940.

529 Account(s) (or 529 Plans) which have the ability to hold Dimensional Managed Funds are listed on Be.Dimensional.

Access Person means:

•	any director/trustee, officer or general partner of the U.S. Mutual Funds or Dimensional Entities;

•	any officer or director of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of covered securities for any registered investment company for which the Distributor acts as the principal underwriter;

•	employees of Dimensional who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of covered securities, or other advisory clients for which the Advisors provide investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

•	any natural persons in a control relationship with one or more of the U.S. Mutual Funds or Advisors who obtain information concerning recommendations made to such the U.S. Mutual Funds or other advisory clients with regard to the purchase or sale of covered securities, or whose functions or duties, as part of the ordinary course of their business, relate to the making of any recommendation to U.S. Mutual Funds or advisory clients regarding the purchase or sale of covered securities; and

•	any Supervised Person (which may include contractors or consultants) who has access to nonpublic information regarding client securities transactions, research or portfolio holdings of any Dimensional Managed Funds.

Advisers Act means the Investment Advisers act of 1940.

Advisor means Dimensional Fund Advisors LP, DFA Australia Limited, Dimensional Fund Advisors Ltd., Dimensional Fund Advisors Canada ULC, Dimensional Fund Advisors Pte. Ltd. and Dimensional Japan Ltd.

Beneficial Ownership means the employee has or shares a direct or indirect pecuniary interest in the securities held in an account. Employees have pecuniary interest in securities if they have the ability to

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directly or indirectly profit from a securities transaction. It is presumed that you have beneficial ownership interests in any account held individually or jointly, by you or by your Immediate Family Member or domestic partner (or an unrelated adult with whom you share your home and contribute to each other’s support) including but not limited to family trusts and family partnerships (’34 Act, rule 16a-1).

Broker Donors mean broker-dealers or similar financial intermediaries and their employees, officers, directors, and other representatives.

Covered Account includes any broker-dealer, investment adviser, bank or other financial institutions in which an Access Person maintains an account in which any securities are held or the account has the ability to hold securities for the direct or indirect benefit of such Access Person.

Covered Government Official means any person who is, at the time of the contribution, an incumbent or a candidate for state or local government office (including any candidate for a federal office currently holding a state or local office).

Designated Officer means the Global Chief Compliance Officer or any employee from the Dimensional Entities designated by the Global CCO.

Dimensional means (i) DFA Investment Dimensions Group Inc., the DFA Investment Trust Company, Dimensional Emerging Markets Value Fund and Dimensional Investment Group Inc. (collectively, the “U.S. Mutual Funds”), (ii) Dimensional Fund Advisors LP, DFA Australia Limited, Dimensional Fund Advisors Ltd., Dimensional Fund Advisors Canada ULC, Dimensional Retirement Plan Services LLC, Dimensional Fund Advisors Pte. Ltd. and Dimensional Japan Ltd. (collectively, the “Dimensional Entities”); and (iii) DFA Securities LLC (the “Distributor”).

Dimensional Managed Funds means any series/portfolio of the U.S. Mutual Funds or any other fund advised by or sub-advised by any of the Advisors.

Discretionary Account means a personal account in which you have completely turned over decision-making authority to a professional money manager (who is not an Immediate Family Member or not otherwise covered by the Code) and you have no direct or indirect influence or control over the account. Such accounts are often referred to “professionally managed” or “managed accounts.”

Disinterested Trustee means a director/trustee of the U.S. Mutual funds who is not considered to be an “interested person” of the U.S. Mutual Funds within the meaning of Section 2(a)(19)(A) of the 1940 Act.

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Ethics Committee means the Ethics Committee appointed by the directors/trustees of the Dimensional Entities and consists of the following officers of Dimensional Fund Advisors LP: Co-Chief Executive Officers, General Counsel, Co-Head of Portfolio Management and Trading and the Global Chief Compliance Officer.

Exempt Security means the following:

•	direct obligations of the U.S. Government, or direct obligations of a “Sovereign Government” (e.g., Government of the United Kingdom, Commonwealth Government of Australia, etc.);

•	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (including repurchase agreements);

•	shares of money market funds;

•	shares of registered open-end investment companies;

•	shares issued by unit investment trust that are invested exclusively in one or more registered open-end investment companies (none of which are Dimensional Managed Funds); and

•	privately issued shares of the Advisor.

Fund Advisory Personnel mean those persons whose names appear on the effective list of Authorized Traders kept by Dimensional.

Immediate Family Member of an employee means any of the following person(s) sharing the same household with the employee:

•	spouse, civil union or domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, adoptive relationships and legal guardianships;

•	someone who holds account(s) in which the employee is a joint owner, has trading authority, or Beneficial Ownership; and/or

•	someone for whom the employee contributes to the maintenance of the household and the financial support of such person.

DIMENSIONAL	24

EXHIBIT EX-28.P.4

Outside Director means a director of any Advisor who is not considered to be an “interested person” of the Advisor within the meaning of Section 2(a)(19)(B) of the 1940 Act, provided that a director shall not be considered interested for purposes of this Code by virtue of being a director or knowingly having a direct or indirect beneficial interest in the securities of the Advisor if such ownership interest does not exceed five percent (5%) of the outstanding voting securities of such Advisor.

SEC Rules include but are not limited to Rule 206(4)-5 and Rule 204A-1 under the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Advisor, or other person who provides (i) investment advice on behalf of an Advisor and (ii) is subject to the supervision and control of the Advisor with respect to activities that are subject to the Advisers Act or the 1940 Act.

Revised December 11, 2015 (22,989v6)

Effective January 1, 2016